CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

6500 RIVER PLACE BLVD, BLDG 3 SUITE 200
AUSTIN, TEXAS 78730
512-249-7000

306 WEST SEVENTH STREET, SUITE 302
FORT WORTH, TEXAS 76102-4987
817-336-2461
www.cgaus.com

1000 LOUISIANA STREET, SUITE 1900
HOUSTON, TEXAS 77002-5008
713-651-9944

January 4, 2024

Mr. Andrew Haney
Co-President
Nickel Road Operating, LLC
1600 Stout Street, Suite 1850
Denver, CO 80202

Re: Evaluation Summary – SEC Price Case
Nickel Road Operating, LLC Interests
Total Proved Reserves
Certain Properties in Weld County, Colorado
As of December 31, 2023

Pursuant to the Guidelines of the Securities and Exchange Commission for Reporting Corporate Reserves and Future Net Revenue

Dear Mr. Haney:

As you have requested, this report was completed on January 4, 2024 for the purpose of submitting our estimates of proved reserves and forecasts of economics attributable to the *Nickel Road Operating, LLC* ("NRO") interests. We evaluated 100% of NRO's reserves, which are made up of oil and gas properties in Weld County, Colorado. This report utilized an effective date of December 31, 2023, was prepared using constant prices and costs, and conforms to Item 1202(a)(8) of Regulation S-K and other rules of the Securities and Exchange Commission ("SEC"). This report was prepared for the inclusion as an exhibit in a filing made with the SEC. The results of this evaluation are presented in the accompanying tabulation, with a composite summary of the values presented below:

		Proved Developed Producing	Proved Developed	Proved Undeveloped	Total Proved
Net Reserves					
Oil	- Mbbl	2,481.1	2,481.1	6,175.2	8,656.3
Gas	- MMcf	7,690.0	7,690.0	15,031.2	22,721.2
NGL	- Mbbl	1,287.2	1,287.2	2,620.6	3,907.9
Net Revenue					
Oil	- M$	191,015.0	191,015.0	475,306.2	666,321.3
Gas	- M$	17,842.5	17,842.5	34,501.2	52,343.7
NGL	- M$	26,317.6	26,317.6	52,682.5	79,000.1
Severance Taxes	- M$	893.7	893.7	2,137.5	3,031.1
Ad Valorem Taxes	- M$	15,568.6	15,568.6	37,236.8	52,805.4
Future Production Costs	- M$	86,422.9	86,422.9	161,881.8	248,304.8
Future Development Costs	- M$	1,092.4	1,092.4	169,189.9	170,282.3
Net Operating Income (BFIT)	- M$	131,197.5	131,197.5	192,043.9	323,241.5
Discounted @ 10%	**- M$**	**90,524.2**	**90,524.2**	**83,404.9**	**173,929.1**

Future net revenue is prior to deducting state production taxes and ad valorem taxes. Future net cash flow is after deducting these taxes, future capital (development) costs and future operating (production) expenses, but before consideration of federal income taxes. In accordance with SEC guidelines, the future net cash flow has been discounted at an annual rate of ten percent to determine its "present worth". The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the reserves by Cawley, Gillespie & Associates, Inc. ("CG&A").

The oil reserves, which include oil and condensate volumes, and natural gas liquid (NGL) volumes are expressed in barrels (42 U.S. gallons). Gas volumes are expressed in thousands of standard cubic feet (Mcf) at contract temperature and pressure base.

Hydrocarbon Pricing

As requested for SEC purposes, the base oil and gas prices calculated for December 31, 2023 were $78.22/BBL and $2.637/MMBTU, respectively. As specified by the SEC, a company must use a 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period. The base oil price is based upon WTI-Cushing spot prices (EIA) during January 2023 through December 2023 and the base gas price is based upon Henry Hub spot prices (Platts Gas Daily) during January 2023 through December 2023. NGL prices were adjusted on a per-property basis and averaged 25.7% of the net oil price on a composite basis.

The base prices were adjusted for differentials on a per-property basis, which may include local basis differential, treating cost, transportation, gas shrinkage, gas heating value (BTU content) and/or crude quality and gravity corrections. After these adjustments, the net realized prices for the SEC price case over the life of the proved properties was estimated to be $76.98 per barrel for oil, $2.30 per MCF for natural gas and $20.22 per barrel for NGL. All economic factors were held constant in accordance with SEC guidelines.

Future Development Costs, Expenses and Taxes

Capital expenditures (Future Development Costs) and lease operating expenses (Future Production Costs) were forecast as provided by NRO and reviewed in detail for reasonableness. As you explained, the capital costs were based on the most current estimates, lease operating expenses were based on the analysis of historical actual expenses, operating overhead is included for non-operated properties and no credit or deduction is made for producing overhead paid to the company by other owners of the operated properties. Lease operating expenses are applied based on location and operatorship on a per-property or per-unit basis. Capital costs and lease operating expenses were held constant in accordance with SEC guidelines.

Capital expenditures, as shown herein, account for costs associated with artificial lift installation, drilling, completions and facilities. In the case of PDP, capital represents plugging and abandonment costs only.

Severance tax rates were applied at normal state percentages of oil and gas revenue, ad valorem taxes were based on historic data as provided by the company and both were applied on a well-by-well basis

SEC Conformance and Regulations

The reserve classifications and the economic considerations used herein conform to the criteria of the SEC as defined on pages three (3) and four (4) of the Appendix. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties currently in effect except as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions which could affect the reserves and economics have not been considered. However, we do not anticipate nor are we aware of any legislative changes or restrictive regulatory actions that may impact the recovery of reserves.

This evaluation includes 35 PUD locations. Furthermore, each of these drilling locations proposed as part of NRO's development plans conforms to the proved undeveloped standards as set forth by the SEC. In our opinion, NRO has indicated it has every intent to complete this development plan as scheduled. Furthermore, NRO has demonstrated that it has adequate company staffing, financial backing and prior development success to ensure this development plan will be fully executed.

Reserve Estimation Methods

The methods employed in estimating reserves are described on page two (2) of the Appendix. Reserves for proved developed producing wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a relatively high degree of accuracy.

Undeveloped properties were forecast using either volumetric or analogy methods, or a combination of both. These methods provide a relatively high degree of accuracy for predicting proved undeveloped reserves. The assumptions, data, methods and procedures used herein are appropriate for the purpose served by this report.

Miscellaneous

An on-site field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined, nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. However, the estimated costs of plugging and abandoning wells have been included herein as provided.

The reserve estimates and forecasts were based upon interpretations of data furnished by NRO and available from our files. Ownership information and economic factors such as liquid and gas prices, price differentials and expenses were furnished by NRO. To some extent, information from public records was used to check and/or supplement these data. The basic engineering and geological data were utilized subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. All estimates represent our best judgment based on the data available at the time of preparation. Due to inherent uncertainties in future production rates, commodity prices and geologic conditions, it should be realized that the reserve estimates, the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

Closing

Cawley, Gillespie & Associates, Inc. is a Texas Registered Engineering Firm (F-693), made up of independent registered professional engineers and geologists that have provided petroleum consulting services to the oil and gas industry for over 60 years. This evaluation was supervised by W. Todd Brooker, President at Cawley, Gillespie & Associates, Inc. and a State of Texas Licensed Professional Engineer (License #83462). We do not own an interest in the properties or *Nickel Road Operating, LLC* and are not employed on a contingent basis. We have used all methods and procedures that we consider necessary under the circumstances to prepare this report. Our work-papers and related data utilized in the preparation of these estimates are available in our office.

Yours very truly,

CAWLEY, GILLESPIE & ASSOCIATES, INC.
TEXAS REGISTERED ENGINEERING FIRM F-693

W. TODD BROOKER, P.E.
PRESIDENT

ROBERT P. BERGERON, JR., P.E.
PARTNER

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

6500 RIVER PLACE BLVD, SUITE 3-200
AUSTIN, TEXAS 78730-1111
512-249-7000

306 WEST SEVENTH STREET, SUITE 302
FORT WORTH, TEXAS 76102-4987
817-336-2461
www.cgaus.com

1000 LOUISIANA STREET, SUITE 1900
HOUSTON, TEXAS 77002-5008
713-651-9944

Professional Qualifications of W. Todd Brooker, P.E.
Primary Technical Person

The evaluation summarized by this report was conducted by a proficient team of geologists and reservoir engineers who integrate geological, geophysical, engineering and economic data to produce high quality reserve estimates and economic forecasts. This report was supervised by Todd Brooker, President of Cawley, Gillespie & Associates, Inc. (CG&A).

Prior to joining CG&A, Mr. Brooker worked in Gulf of Mexico drilling and production engineering at Chevron USA. Mr. Brooker has been an employee of CG&A since 1992 and became President in 2017. His responsibilities include reserve and economic evaluations, fair market valuations, expert reporting and testimony, field/reservoir studies, pipeline resource assessments, field development planning and acquisition/divestiture analysis. His reserve reports are routinely used for public company U.S. Securities and Exchange Commission (SEC) disclosures. His experience includes significant projects in both conventional and unconventional resources in every major U.S. producing basin and abroad, including oil and gas shale plays, coalbed methane fields, waterfloods and complex, faulted structures.

Mr. Brooker graduated with honors from the University of Texas at Austin in 1989 with a Bachelor of Science degree in Petroleum Engineering. He is a registered Professional Engineer in the State of Texas (License #83462), and a member of the Society of Petroleum Engineers (SPE) and the Society of Petroleum Evaluation Engineers (SPEE).

Based on his educational background, professional training and more than 30 years of experience, Mr. Brooker and CG&A continue to deliver independent, professional, ethical and reliable engineering and geological services to the petroleum industry.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
TEXAS REGISTERED ENGINEERING FIRM F-693

TABLE OF CONTENTS
Nickel Road Operating, LLC Interests
As of December 31, 2023

Note: ***Tables I are Grand Total Summaries of Reserves and Economics.***

Table I-TP

Composite Reserve Estimates and Economic Forecasts
Nickel Road Operating, LLC Interests
Certain Properties in Weld County, Colorado
Total Proved Reserves
As of December 31, 2023

(1) End Mo-Year	(2) Gross Oil Production MBBLS	(3) Gross Gas Production MMCF	(4) Gross NGL Production MBBLS	(5) Net Oil Production MBBLS	(6) Net Gas Sales MMCF	(7) Net NGL Production MBBLS	(8) Avg Oil Price $/BBL	(9) Avg Gas Price $/MCF	(10) Avg NGL Price $/BBL
12-2024	890.6	2,256.7	297.1	695.567	1,341.281	231.965	76.978	2.313	20.363
12-2025	1,512.4	3,038.6	410.8	1,045.722	1,700.786	300.232	76.975	2.306	20.034
12-2026	1,877.1	4,003.6	540.1	1,361.529	2,205.133	391.794	76.973	2.303	20.170
12-2027	1,569.5	4,900.0	640.0	1,177.675	2,816.076	483.846	76.973	2.301	20.263
12-2028	814.3	3,321.1	430.6	599.372	1,902.928	324.358	76.976	2.303	20.262
12-2029	588.3	2,477.8	320.9	429.842	1,413.971	240.642	76.978	2.305	20.261
12-2030	478.3	2,041.4	264.1	346.264	1,160.825	197.341	76.979	2.306	20.264
12-2031	408.6	1,759.5	227.5	292.591	995.425	169.077	76.980	2.307	20.268
12-2032	360.3	1,562.1	201.8	255.904	880.097	149.385	76.980	2.308	20.272
12-2033	322.1	1,404.6	181.4	227.322	785.396	133.235	76.981	2.308	20.274
12-2034	292.5	1,280.3	165.4	203.437	701.900	119.170	76.980	2.307	20.258
12-2035	267.8	1,172.1	151.8	182.532	624.408	106.166	76.978	2.306	20.234
12-2036	247.8	1,074.0	139.9	168.102	568.961	97.283	76.976	2.301	20.167
12-2037	230.2	1,000.2	130.3	156.139	529.922	90.607	76.976	2.301	20.166
12-2038	215.3	937.3	122.1	146.009	496.528	84.897	76.976	2.301	20.165
12-2039	201.9	880.4	114.7	136.826	466.131	79.699	76.976	2.301	20.165
12-2040	190.1	829.9	108.1	128.332	438.467	74.970	76.976	2.301	20.165
12-2041	177.4	774.3	100.8	118.559	404.955	69.241	76.976	2.301	20.165
12-2042	166.4	726.2	94.6	110.236	376.086	64.308	76.976	2.301	20.167
S Tot	10,810.8	35,440.1	4,641.8	7,781.959	19,809.277	3,408.216	76.976	2.305	20.223
After	1,350.3	5,768.9	752.7	874.3	2,911.885	499.657	76.973	2.298	20.167
Total	12,161.0	41,209.0	5,394.5	8,656.272	22,721.163	3,907.873	76.976	2.304	20.216
Cum	2,006.6	4,737.2	520.1						
Ult	14,167.7	45,946.1	5,914.6						

(11) End Mo-Year	(12) Oil Revenue M$	(13) Gas Revenue M$	(14) NGL Revenue M$	(15) Hedge Revenue M$	(16) Other Revenue M$	(17) Total Revenue M$	(18) Production Taxes M$	(19) Ad Valorem Taxes M$	(20) $/BOE6
12-2024	53,543.382	3,102.308	4,723.417	0.000	0.000	61,369.107	233.203	4,062.635	10.996
12-2025	80,494.054	3,922.860	6,014.817	0.000	0.000	90,431.731	343.641	5,986.581	10.057
12-2026	104,801.208	5,078.850	7,902.390	0.000	0.000	117,782.448	447.573	7,797.198	9.983
12-2027	90,649.530	6,480.294	9,804.371	0.000	0.000	106,934.195	406.350	7,079.044	11.531
12-2028	46,137.198	4,382.596	6,572.095	0.000	0.000	57,091.889	216.949	3,779.483	13.868
12-2029	33,088.165	3,258.921	4,875.630	0.000	0.000	41,222.716	156.646	2,728.944	14.666
12-2030	26,654.917	2,676.817	3,998.971	0.000	0.000	33,330.706	126.657	2,206.493	15.661
12-2031	22,523.491	2,296.297	3,426.922	0.000	0.000	28,246.709	107.337	1,869.932	16.417
12-2032	19,699.554	2,030.861	3,028.408	0.000	0.000	24,758.824	94.084	1,639.034	17.200
12-2033	17,499.421	1,812.801	2,701.205	0.000	0.000	22,013.427	83.651	1,457.289	18.204
12-2034	15,660.525	1,619.609	2,414.184	0.000	0.000	19,694.318	74.838	1,303.764	19.110
12-2035	14,051.053	1,440.057	2,148.144	0.000	0.000	17,639.254	67.029	1,167.719	19.990
12-2036	12,939.816	1,309.257	1,961.872	0.000	0.000	16,210.945	61.602	1,073.165	20.774
12-2037	12,018.968	1,219.441	1,827.144	0.000	0.000	15,065.553	57.249	997.340	21.689
12-2038	11,239.213	1,142.603	1,711.944	0.000	0.000	14,093.760	53.556	933.007	22.581
12-2039	10,532.372	1,072.657	1,607.118	0.000	0.000	13,212.147	50.206	874.644	23.499
12-2040	9,878.484	1,008.995	1,511.789	0.000	0.000	12,399.267	47.117	820.831	24.356
12-2041	9,126.221	931.892	1,396.229	0.000	0.000	11,454.342	43.527	758.277	25.230
12-2042	8,485.537	865.451	1,296.888	0.000	0.000	10,647.876	40.462	704.889	26.174
S Tot	599,023.111	45,652.565	68,923.539	0.000	0.000	713,599.215	2,711.677	47,240.268	14.435
After	67,298.158	6,691.168	10,076.527	0.000	0.000	84,065.853	319.450	5,565.159	33.444
Total	666,321.269	52,343.733	79,000.066	0.000	0.000	797,665.069	3,031.127	52,805.428	16.572

(21) End Mo-Year	(22) Operating Expense M$	(23) Wells Gross Count	(24) Wells Net Count	(25) Workover Expense M$	(26) 3rd Party COPAS M$	(27) Other Deductions M$	(28) Investment M$	(29) Future Net Cash Flow M$	(30) Cumulative Cash Flow M$	(31) Cum.Cash Flow Disc.@ 10.0% M$
12-2024	11,764.150	35	33.6	0.000	0.000	0.000	50,477.835	-5,168.717	-5,168.717	-4,794.588
12-2025	15,330.801	45	40.6	0.000	0.000	0.000	74,471.437	-5,700.728	-10,869.445	-8,805.974
12-2026	19,804.189	61	56.5	0.000	0.000	0.000	42,548.075	47,185.413	36,315.968	27,816.881
12-2027	22,618.629	61	56.5	0.000	0.000	0.000	.000	76,830.173	113,146.141	83,208.024
12-2028	15,633.764	61	56.5	0.000	0.000	0.000	.000	37,461.693	150,607.834	107,700.714
12-2029	12,054.507	61	56.5	0.000	0.000	0.000	.000	26,282.619	176,890.453	123,296.444
12-2030	10,461.557	61	56.5	0.000	0.000	0.000	.000	20,536.001	197,426.454	134,369.147
12-2031	9,331.266	61	56.5	0.000	0.000	0.000	.000	16,938.173	214,364.627	142,670.180
12-2032	8,594.695	61	56.5	0.000	0.000	0.000	.000	14,431.012	228,795.639	149,098.008
12-2033	8,097.776	61	56.5	0.000	0.000	0.000	.000	12,374.711	241,170.349	154,107.733
12-2034	7,603.487	61	56.5	0.000	0.000	0.000	.000	10,712.229	251,882.578	158,050.883
12-2035	7,108.744	60	55.9	0.000	0.000	0.000	23.511	9,272.251	261,154.829	161,153.138
12-2036	6,775.802	59	55.2	0.000	0.000	0.000	39.280	8,261.097	269,415.927	163,665.220
12-2037	6,579.529	59	55.2	0.000	0.000	0.000	.000	7,431.435	276,847.362	165,719.407
12-2038	6,411.728	59	55.2	0.000	0.000	0.000	.000	6,695.469	283,542.831	167,401.998
12-2039	6,258.263	59	55.2	0.000	0.000	0.000	.000	6,029.034	289,571.864	168,779.447
12-2040	6,092.398	59	55.2	0.000	0.000	0.000	.000	5,438.920	295,010.785	169,909.156
12-2041	5,829.530	59	55.2	0.000	0.000	0.000	55.523	4,767.486	299,778.270	170,809.632
12-2042	5,619.990	58	54.2	0.000	0.000	0.000	.000	4,282.535	304,060.805	171,544.754
S Tot	191,970.812			0.000	0.000	0.000	167,615.661	304,060.805	304,060.805	171,544.754
After	56,333.969			0.000	0.000	0.000	2,666.624	19,180.653	323,241.458	173,929.086
Total	248,304.781			0.000	0.000	0.000	170,282.285	323,241.458	323,241.458	173,929.086

SEC Price 12-31-2023

Year	WTI Cushing Oil $/STB	Henry Hub Gas $/MMBTU
2024	78.22	2.637
Thereafter	Flat	Flat
Cap	78.22	2.637

Percent	Cum. Disc.
10.00	173,929.086
15.00	137,084.295
20.00	111,186.600
30.00	77,532.494
35.00	66,120.038
40.00	56,993.025
30.00	77,532.494
40.00	56,993.025
50.00	43,455.684

12 Months in first year 38.628 Year Life (08/2062)

Table I-PD

Composite Reserve Estimates and Economic Forecasts
Nickel Road Operating, LLC Interests
Certain Properties in Weld County, Colorado
Proved Developed Reserves
As of December 31, 2023

(1) End Mo-Year	(2) Gross Oil Production MBBLS	(3) Gross Gas Production MMCF	(4) Gross NGL Production MBBLS	(5) Net Oil Production MBBLS	(6) Net Gas Sales MMCF	(7) Net NGL Production MBBLS	(8) Avg Oil Price $/BBL	(9) Avg Gas Price $/MCF	(10) Avg NGL Price $/BBL
12-2024	775.1	2,166.0	281.7	604.111	1,286.590	219.747	76.979	2.314	20.408
12-2025	367.7	1,521.9	194.0	280.610	893.962	149.615	76.987	2.318	20.443
12-2026	254.0	1,089.9	138.2	192.059	635.734	105.795	76.992	2.323	20.481
12-2027	202.0	878.5	111.1	152.212	511.253	84.785	76.995	2.326	20.506
12-2028	170.5	748.5	94.4	128.208	434.870	71.942	76.998	2.329	20.525
12-2029	147.9	654.3	82.4	111.057	379.656	62.693	76.999	2.330	20.540
12-2030	131.5	585.6	73.6	96.527	337.692	55.677	77.001	2.332	20.557
12-2031	118.7	531.9	66.8	84.543	302.775	49.842	77.003	2.333	20.574
12-2032	108.8	489.9	61.5	76.017	276.622	45.485	77.004	2.334	20.588
12-2033	100.0	452.5	56.8	69.809	255.337	41.958	77.005	2.335	20.593
12-2034	92.5	418.9	52.6	64.395	235.500	38.835	77.000	2.331	20.549
12-2035	85.5	383.3	48.5	59.749	217.425	36.040	76.996	2.327	20.487
12-2036	79.5	343.1	44.1	55.665	196.606	33.115	76.989	2.312	20.299
12-2037	74.4	321.6	41.4	52.109	184.317	31.045	76.989	2.312	20.299
12-2038	69.9	302.4	38.9	48.978	173.312	29.192	76.989	2.312	20.299
12-2039	65.7	284.4	36.6	46.041	162.974	27.451	76.989	2.312	20.299
12-2040	62.0	268.1	34.5	42.877	152.746	25.727	76.989	2.312	20.301
12-2041	57.2	247.7	31.9	38.463	137.123	23.080	76.990	2.313	20.306
12-2042	53.4	231.1	29.7	34.997	124.453	20.939	76.990	2.313	20.318
S Tot	3,016.3	11,919.6	1,518.9	2,238.430	6,898.948	1,152.965	76.990	2.322	20.459
After	380.3	1,532.4	198.2	242.6	791.033	134.266	76.979	2.305	20.326
Total	3,396.6	13,452.0	1,717.1	2,481.057	7,689.981	1,287.231	76.989	2.320	20.445
Cum	2,006.6	4,737.2	520.1						
Ult	5,403.2	18,189.1	2,237.2						

(11) End Mo-Year	(12) Oil Revenue M$	(13) Gas Revenue M$	(14) NGL Revenue M$	(15) Hedge Revenue M$	(16) Other Revenue M$	(17) Total Revenue M$	(18) Production Taxes M$	(19) Ad Valorem Taxes M$	(20) $/BOE6
12-2024	46,504.042	2,976.858	4,484.503	0.000	0.000	53,965.403	205.069	3,572.510	11.586
12-2025	21,603.405	2,072.055	3,058.655	0.000	0.000	26,734.115	101.590	1,769.798	14.330
12-2026	14,787.073	1,476.872	2,166.787	0.000	0.000	18,430.732	70.037	1,220.114	15.613
12-2027	11,719.649	1,189.321	1,738.643	0.000	0.000	14,647.613	55.661	969.672	16.396
12-2028	9,871.697	1,012.606	1,476.634	0.000	0.000	12,360.937	46.972	818.294	16.755
12-2029	8,551.289	884.674	1,287.707	0.000	0.000	10,723.669	40.750	709.907	16.753
12-2030	7,432.693	787.367	1,144.531	0.000	0.000	9,364.591	35.585	619.936	17.773
12-2031	6,510.064	706.379	1,025.471	0.000	0.000	8,241.914	31.319	545.615	18.705
12-2032	5,853.681	645.648	936.456	0.000	0.000	7,435.785	28.256	492.249	19.609
12-2033	5,375.630	596.115	864.051	0.000	0.000	6,835.795	25.976	452.530	20.547
12-2034	4,958.460	549.057	798.038	0.000	0.000	6,305.554	23.961	417.428	21.294
12-2035	4,600.407	505.904	738.359	0.000	0.000	5,844.671	22.210	386.917	22.033
12-2036	4,285.576	454.592	672.216	0.000	0.000	5,412.384	20.567	358.300	22.684
12-2037	4,011.833	426.176	630.198	0.000	0.000	5,068.208	19.259	335.515	23.627
12-2038	3,770.756	400.729	592.573	0.000	0.000	4,764.058	18.103	315.381	24.574
12-2039	3,544.660	376.826	557.232	0.000	0.000	4,478.719	17.019	296.491	25.580
12-2040	3,301.043	353.183	522.285	0.000	0.000	4,176.511	15.871	276.485	26.464
12-2041	2,961.262	317.140	468.677	0.000	0.000	3,747.079	14.239	248.057	27.226
12-2042	2,694.456	287.881	425.438	0.000	0.000	3,407.775	12.950	225.595	28.137
S Tot	172,337.676	16,019.383	23,588.454	0.000	0.000	211,945.513	805.393	14,030.793	17.060
After	18,677.355	1,823.122	2,729.099	0.000	0.000	23,229.576	88.272	1,537.798	34.296
Total	191,015.032	17,842.505	26,317.553	0.000	0.000	235,175.090	893.665	15,568.591	18.790

(21) End Mo-Year	(22) Operating Expense M$	(23) Wells Gross Count	(24) Wells Net Count	(25) Workover Expense M$	(26) 3rd Party COPAS M$	(27) Other Deductions M$	(28) Investment M$	(29) Future Net Cash Flow M$	(30) Cumulative Cash Flow M$	(31) Cum.Cash Flow Disc.@ 10.0% M$
12-2024	11,138.795	26	24.7	0.000	0.000	0.000	.000	39,049.030	39,049.030	37,436.342
12-2025	7,549.933	26	24.7	0.000	0.000	0.000	.000	17,312.794	56,361.824	52,514.456
12-2026	5,726.520	26	24.7	0.000	0.000	0.000	.000	11,414.061	67,775.885	61,533.323
12-2027	4,796.420	26	24.7	0.000	0.000	0.000	.000	8,825.860	76,601.745	67,869.295
12-2028	4,145.901	26	24.7	0.000	0.000	0.000	.000	7,349.770	83,951.514	72,663.856
12-2029	3,603.194	26	24.7	0.000	0.000	0.000	.000	6,369.818	90,321.333	76,440.063
12-2030	3,359.172	26	24.7	0.000	0.000	0.000	.000	5,349.898	95,671.230	79,323.581
12-2031	3,131.211	26	24.7	0.000	0.000	0.000	.000	4,533.769	100,204.999	81,545.538
12-2032	2,974.467	26	24.7	0.000	0.000	0.000	.000	3,940.814	104,145.813	83,300.349
12-2033	2,869.096	26	24.7	0.000	0.000	0.000	.000	3,488.194	107,634.007	84,712.162
12-2034	2,744.553	26	24.7	0.000	0.000	0.000	.000	3,119.613	110,753.620	85,860.022
12-2035	2,630.990	25	24.1	0.000	0.000	0.000	23.511	2,781.043	113,534.663	86,790.053
12-2036	2,494.272	24	23.4	0.000	0.000	0.000	39.280	2,499.964	116,034.628	87,550.096
12-2037	2,433.750	24	23.4	0.000	0.000	0.000	.000	2,279.683	118,314.311	88,180.221
12-2038	2,379.714	24	23.4	0.000	0.000	0.000	.000	2,050.859	120,365.170	88,695.605
12-2039	2,328.972	24	23.4	0.000	0.000	0.000	.000	1,836.236	122,201.406	89,115.140
12-2040	2,250.941	24	23.4	0.000	0.000	0.000	.000	1,633.215	123,834.620	89,454.429
12-2041	2,077.855	24	23.4	0.000	0.000	0.000	55.523	1,351.406	125,186.026	89,709.977
12-2042	1,951.272	23	22.4	0.000	0.000	0.000	.000	1,217.959	126,403.985	89,919.083
S Tot	70,587.031			0.000	0.000	0.000	118.314	126,403.985	126,403.985	89,919.083
After	15,835.913			0.000	0.000	0.000	974.059	4,793.535	131,197.520	90,524.175
Total	86,422.938			0.000	0.000	0.000	1,092.373	131,197.520	131,197.520	90,524.175

SEC Price 12-31-2023

Year	WTI Cushing Oil $/STB	Henry Hub Gas $/MMBTU
2024	78.22	2.637
Thereafter	Flat	Flat
Cap	78.22	2.637

Percent	Cum. Disc.
10.00	90,524.175
15.00	80,290.454
20.00	72,939.948
30.00	62,963.451
35.00	59,377.841
40.00	56,386.351
30.00	62,963.451
40.00	56,386.351
50.00	51,645.152

12 Months in first year 38.628 Year Life (08/2062)

Table I-PDP

Composite Reserve Estimates and Economic Forecasts
Nickel Road Operating, LLC Interests
Certain Properties in Weld County, Colorado
Proved Developed Producing Reserves
As of December 31, 2023

(1) End Mo-Year	(2) Gross Oil Production MBBLS	(3) Gross Gas Production MMCF	(4) Gross NGL Production MBBLS	(5) Net Oil Production MBBLS	(6) Net Gas Sales MMCF	(7) Net NGL Production MBBLS	(8) Avg Oil Price $/BBL	(9) Avg Gas Price $/MCF	(10) Avg NGL Price $/BBL
12-2024	775.1	2,166.0	281.7	604.111	1,286.590	219.747	76.979	2.314	20.408
12-2025	367.7	1,521.9	194.0	280.610	893.962	149.615	76.987	2.318	20.443
12-2026	254.0	1,089.9	138.2	192.059	635.734	105.795	76.992	2.323	20.481
12-2027	202.0	878.5	111.1	152.212	511.253	84.785	76.995	2.326	20.506
12-2028	170.5	748.5	94.4	128.208	434.870	71.942	76.998	2.329	20.525
12-2029	147.9	654.3	82.4	111.057	379.656	62.693	76.999	2.330	20.540
12-2030	131.5	585.6	73.6	96.527	337.692	55.677	77.001	2.332	20.557
12-2031	118.7	531.9	66.8	84.543	302.775	49.842	77.003	2.333	20.574
12-2032	108.8	489.9	61.5	76.017	276.622	45.485	77.004	2.334	20.588
12-2033	100.0	452.5	56.8	69.809	255.337	41.958	77.005	2.335	20.593
12-2034	92.5	418.9	52.6	64.395	235.500	38.835	77.000	2.331	20.549
12-2035	85.5	383.3	48.5	59.749	217.425	36.040	76.996	2.327	20.487
12-2036	79.5	343.1	44.1	55.665	196.606	33.115	76.989	2.312	20.299
12-2037	74.4	321.6	41.4	52.109	184.317	31.045	76.989	2.312	20.299
12-2038	69.9	302.4	38.9	48.978	173.312	29.192	76.989	2.312	20.299
12-2039	65.7	284.4	36.6	46.041	162.974	27.451	76.989	2.312	20.299
12-2040	62.0	268.1	34.5	42.877	152.746	25.727	76.989	2.312	20.301
12-2041	57.2	247.7	31.9	38.463	137.123	23.080	76.990	2.313	20.306
12-2042	53.4	231.1	29.7	34.997	124.453	20.939	76.990	2.313	20.318
S Tot	3,016.3	11,919.6	1,518.9	2,238.430	6,898.948	1,152.965	76.990	2.322	20.459
After	380.3	1,532.4	198.2	242.6	791.033	134.266	76.979	2.305	20.326
Total	3,396.6	13,452.0	1,717.1	2,481.057	7,689.981	1,287.231	76.989	2.320	20.445
Cum	2,006.6	4,737.2	520.1						
Ult	5,403.2	18,189.1	2,237.2						

(11) End Mo-Year	(12) Oil Revenue M$	(13) Gas Revenue M$	(14) NGL Revenue M$	(15) Hedge Revenue M$	(16) Other Revenue M$	(17) Total Revenue M$	(18) Production Taxes M$	(19) Ad Valorem Taxes M$	(20) $/BOE6
12-2024	46,504.042	2,976.858	4,484.503	0.000	0.000	53,965.403	205.069	3,572.510	11.586
12-2025	21,603.405	2,072.055	3,058.655	0.000	0.000	26,734.115	101.590	1,769.798	14.330
12-2026	14,787.073	1,476.872	2,166.787	0.000	0.000	18,430.732	70.037	1,220.114	15.613
12-2027	11,719.649	1,189.321	1,738.643	0.000	0.000	14,647.613	55.661	969.672	16.396
12-2028	9,871.697	1,012.606	1,476.634	0.000	0.000	12,360.937	46.972	818.294	16.755
12-2029	8,551.289	884.674	1,287.707	0.000	0.000	10,723.669	40.750	709.907	16.753
12-2030	7,432.693	787.367	1,144.531	0.000	0.000	9,364.591	35.585	619.936	17.773
12-2031	6,510.064	706.379	1,025.471	0.000	0.000	8,241.914	31.319	545.615	18.705
12-2032	5,853.681	645.648	936.456	0.000	0.000	7,435.785	28.256	492.249	19.609
12-2033	5,375.630	596.115	864.051	0.000	0.000	6,835.795	25.976	452.530	20.547
12-2034	4,958.460	549.057	798.038	0.000	0.000	6,305.554	23.961	417.428	21.294
12-2035	4,600.407	505.904	738.359	0.000	0.000	5,844.671	22.210	386.917	22.033
12-2036	4,285.576	454.592	672.216	0.000	0.000	5,412.384	20.567	358.300	22.684
12-2037	4,011.833	426.176	630.198	0.000	0.000	5,068.208	19.259	335.515	23.627
12-2038	3,770.756	400.729	592.573	0.000	0.000	4,764.058	18.103	315.381	24.574
12-2039	3,544.660	376.826	557.232	0.000	0.000	4,478.719	17.019	296.491	25.580
12-2040	3,301.043	353.183	522.285	0.000	0.000	4,176.511	15.871	276.485	26.464
12-2041	2,961.262	317.140	468.677	0.000	0.000	3,747.079	14.239	248.057	27.226
12-2042	2,694.456	287.881	425.438	0.000	0.000	3,407.775	12.950	225.595	28.137
S Tot	172,337.676	16,019.383	23,588.454	0.000	0.000	211,945.513	805.393	14,030.793	17.060
After	18,677.355	1,823.122	2,729.099	0.000	0.000	23,229.576	88.272	1,537.798	34.296
Total	191,015.032	17,842.505	26,317.553	0.000	0.000	235,175.090	893.665	15,568.591	18.790

(21) End Mo-Year	(22) Operating Expense M$	(23) Wells Gross Count	(24) Wells Net Count	(25) Workover Expense M$	(26) 3rd Party COPAS M$	(27) Other Deductions M$	(28) Investment M$	(29) Future Net Cash Flow M$	(30) Cumulative Cash Flow M$	(31) Cum.Cash Flow Disc.@ 10.0% M$
12-2024	11,138.795	26	24.7	0.000	0.000	0.000	.000	39,049.030	39,049.030	37,436.342
12-2025	7,549.933	26	24.7	0.000	0.000	0.000	.000	17,312.794	56,361.824	52,514.456
12-2026	5,726.520	26	24.7	0.000	0.000	0.000	.000	11,414.061	67,775.885	61,533.323
12-2027	4,796.420	26	24.7	0.000	0.000	0.000	.000	8,825.860	76,601.745	67,869.295
12-2028	4,145.901	26	24.7	0.000	0.000	0.000	.000	7,349.770	83,951.514	72,663.856
12-2029	3,603.194	26	24.7	0.000	0.000	0.000	.000	6,369.818	90,321.333	76,440.063
12-2030	3,359.172	26	24.7	0.000	0.000	0.000	.000	5,349.898	95,671.230	79,323.581
12-2031	3,131.211	26	24.7	0.000	0.000	0.000	.000	4,533.769	100,204.999	81,545.538
12-2032	2,974.467	26	24.7	0.000	0.000	0.000	.000	3,940.814	104,145.813	83,300.349
12-2033	2,869.096	26	24.7	0.000	0.000	0.000	.000	3,488.194	107,634.007	84,712.162
12-2034	2,744.553	26	24.7	0.000	0.000	0.000	.000	3,119.613	110,753.620	85,860.022
12-2035	2,630.990	25	24.1	0.000	0.000	0.000	23.511	2,781.043	113,534.663	86,790.053
12-2036	2,494.272	24	23.4	0.000	0.000	0.000	39.280	2,499.964	116,034.628	87,550.096
12-2037	2,433.750	24	23.4	0.000	0.000	0.000	.000	2,279.683	118,314.311	88,180.221
12-2038	2,379.714	24	23.4	0.000	0.000	0.000	.000	2,050.859	120,365.170	88,695.605
12-2039	2,328.972	24	23.4	0.000	0.000	0.000	.000	1,836.236	122,201.406	89,115.140
12-2040	2,250.941	24	23.4	0.000	0.000	0.000	.000	1,633.215	123,834.620	89,454.429
12-2041	2,077.855	24	23.4	0.000	0.000	0.000	55.523	1,351.406	125,186.026	89,709.977
12-2042	1,951.272	23	22.4	0.000	0.000	0.000	.000	1,217.959	126,403.985	89,919.083
S Tot	70,587.031			0.000	0.000	0.000	118.314	126,403.985	126,403.985	89,919.083
After	15,835.913			0.000	0.000	0.000	974.059	4,793.535	131,197.520	90,524.175
Total	86,422.938			0.000	0.000	0.000	1,092.373	131,197.520	131,197.520	90,524.175

SEC Price 12-31-2023

Year	WTI Cushing Oil $/STB	Henry Hub Gas $/MMBTU
2024	78.22	2.637
Thereafter	Flat	Flat
Cap	78.22	2.637

Percent	Cum. Disc.
10.00	90,524.175
15.00	80,290.454
20.00	72,939.948
30.00	62,963.451
35.00	59,377.841
40.00	56,386.351
30.00	62,963.451
40.00	56,386.351
50.00	51,645.152

12 Months in first year 38.628 Year Life (08/2062)

Table I-PUD

Composite Reserve Estimates and Economic Forecasts
Nickel Road Operating, LLC Interests
Certain Properties in Weld County, Colorado
Proved Undeveloped Reserves
As of December 31, 2023

(1) End Mo-Year	(2) Gross Oil Production MBBLS	(3) Gross Gas Production MMCF	(4) Gross NGL Production MBBLS	(5) Net Oil Production MBBLS	(6) Net Gas Sales MMCF	(7) Net NGL Production MBBLS	(8) Avg Oil Price $/BBL	(9) Avg Gas Price $/MCF	(10) Avg NGL Price $/BBL
12-2024	115.5	90.7	15.4	91.456	54.691	12.218	76.970	2.294	19.555
12-2025	1,144.6	1,516.6	216.7	765.112	806.825	150.616	76.970	2.294	19.627
12-2026	1,623.0	2,913.7	401.9	1,169.470	1,569.399	285.999	76.970	2.295	20.055
12-2027	1,367.5	4,021.5	528.9	1,025.463	2,304.823	399.060	76.970	2.296	20.212
12-2028	643.8	2,572.6	336.2	471.164	1,468.058	252.416	76.970	2.296	20.187
12-2029	440.5	1,823.6	238.5	318.785	1,034.316	177.949	76.970	2.295	20.163
12-2030	346.8	1,455.8	190.5	249.737	823.133	141.664	76.970	2.295	20.149
12-2031	289.9	1,227.5	160.6	208.048	692.650	119.235	76.970	2.295	20.141
12-2032	251.5	1,072.2	140.3	179.887	603.474	103.901	76.970	2.295	20.134
12-2033	222.1	952.1	124.6	157.513	530.059	91.277	76.970	2.295	20.127
12-2034	200.0	861.4	112.8	139.042	466.400	80.334	76.970	2.295	20.118
12-2035	182.4	788.8	103.3	122.784	406.983	70.125	76.970	2.295	20.104
12-2036	168.4	731.0	95.7	112.437	372.355	64.168	76.970	2.295	20.098
12-2037	155.8	678.6	88.9	104.029	345.605	59.562	76.970	2.295	20.096
12-2038	145.4	634.9	83.1	97.031	323.216	55.705	76.970	2.295	20.095
12-2039	136.2	596.1	78.1	90.785	303.156	52.248	76.970	2.295	20.094
12-2040	128.2	561.8	73.6	85.455	285.721	49.244	76.970	2.295	20.094
12-2041	120.1	526.6	69.0	80.096	267.832	46.160	76.970	2.295	20.094
12-2042	112.9	495.0	64.8	75.238	251.633	43.369	76.970	2.295	20.094
S Tot	7,794.4	23,520.4	3,122.9	5,543.529	12,910.330	2,255.251	76.970	2.295	20.102
After	970.0	4,236.6	554.5	631.7	2,120.852	365.391	76.970	2.295	20.108
Total	8,764.4	27,757.0	3,677.4	6,175.214	15,031.182	2,620.642	76.970	2.295	20.103
Cum	.0	.0	.0						
Ult	8,764.4	27,757.0	3,677.4						

(11) End Mo-Year	(12) Oil Revenue M$	(13) Gas Revenue M$	(14) NGL Revenue M$	(15) Hedge Revenue M$	(16) Other Revenue M$	(17) Total Revenue M$	(18) Production Taxes M$	(19) Ad Valorem Taxes M$	(20) $/BOE6
12-2024	7,039.340	125.449	238.914	0.000	0.000	7,403.703	28.134	490.125	5.763
12-2025	58,890.649	1,850.804	2,956.163	0.000	0.000	63,697.616	242.051	4,216.782	7.801
12-2026	90,014.136	3,601.978	5,735.603	0.000	0.000	99,351.716	377.537	6,577.084	8.706
12-2027	78,929.881	5,290.973	8,065.728	0.000	0.000	92,286.582	350.689	6,109.372	10.678
12-2028	36,265.501	3,369.990	5,095.461	0.000	0.000	44,730.952	169.978	2,961.189	13.056
12-2029	24,536.877	2,374.247	3,587.923	0.000	0.000	30,499.047	115.896	2,019.037	13.927
12-2030	19,222.224	1,889.451	2,854.440	0.000	0.000	23,966.115	91.071	1,586.557	14.827
12-2031	16,013.427	1,589.918	2,401.451	0.000	0.000	20,004.795	76.018	1,324.317	15.462
12-2032	13,845.873	1,385.213	2,091.952	0.000	0.000	17,323.038	65.828	1,146.785	16.150
12-2033	12,123.791	1,216.686	1,837.154	0.000	0.000	15,177.632	57.675	1,004.759	17.133
12-2034	10,702.065	1,070.552	1,616.147	0.000	0.000	13,388.764	50.877	886.336	18.063
12-2035	9,450.646	934.153	1,409.785	0.000	0.000	11,794.584	44.819	780.801	18.958
12-2036	8,654.240	854.665	1,289.656	0.000	0.000	10,798.561	41.035	714.865	19.803
12-2037	8,007.135	793.265	1,196.946	0.000	0.000	9,997.345	37.990	661.824	20.693
12-2038	7,468.458	741.874	1,119.371	0.000	0.000	9,329.703	35.453	617.626	21.549
12-2039	6,987.712	695.830	1,049.886	0.000	0.000	8,733.428	33.187	578.153	22.418
12-2040	6,577.440	655.812	989.504	0.000	0.000	8,222.756	31.246	544.346	23.270
12-2041	6,164.959	614.752	927.552	0.000	0.000	7,707.263	29.288	510.221	24.245
12-2042	5,791.082	577.570	871.449	0.000	0.000	7,240.101	27.512	479.295	25.238
S Tot	426,685.434	29,633.182	45,335.085	0.000	0.000	501,653.702	1,906.284	33,209.475	13.250
After	48,620.803	4,868.046	7,347.428	0.000	0.000	60,836.277	231.178	4,027.362	33.123
Total	475,306.237	34,501.229	52,682.513	0.000	0.000	562,489.979	2,137.462	37,236.837	15.590

(21) End Mo-Year	(22) Operating Expense M$	(23) Wells Gross Count	(24) Wells Net Count	(25) Workover Expense M$	(26) 3rd Party COPAS M$	(27) Other Deductions M$	(28) Investment M$	(29) Future Net Cash Flow M$	(30) Cumulative Cash Flow M$	(31) Cum.Cash Flow Disc.@ 10.0% M$
12-2024	625.356	9	8.9	0.000	0.000	0.000	50,477.835	-44,217.747	-44,217.747	-42,230.930
12-2025	7,780.867	19	15.8	0.000	0.000	0.000	74,471.437	-23,013.522	-67,231.269	-61,320.429
12-2026	14,077.669	35	31.8	0.000	0.000	0.000	42,548.075	35,771.352	-31,459.917	-33,716.441
12-2027	17,822.209	35	31.8	0.000	0.000	0.000	.000	68,004.313	36,544.397	15,338.729
12-2028	11,487.863	35	31.8	0.000	0.000	0.000	.000	30,111.923	66,656.320	35,036.857
12-2029	8,451.312	35	31.8	0.000	0.000	0.000	.000	19,912.801	86,569.121	46,856.381
12-2030	7,102.384	35	31.8	0.000	0.000	0.000	.000	15,186.103	101,755.224	55,045.566
12-2031	6,200.056	35	31.8	0.000	0.000	0.000	.000	12,404.404	114,159.628	61,124.642
12-2032	5,620.228	35	31.8	0.000	0.000	0.000	.000	10,490.198	124,649.825	65,797.660
12-2033	5,228.680	35	31.8	0.000	0.000	0.000	.000	8,886.517	133,536.342	69,395.572
12-2034	4,858.934	35	31.8	0.000	0.000	0.000	.000	7,592.616	141,128.958	72,190.860
12-2035	4,477.754	35	31.8	0.000	0.000	0.000	.000	6,491.208	147,620.166	74,363.084
12-2036	4,281.529	35	31.8	0.000	0.000	0.000	.000	5,761.133	153,381.299	76,115.124
12-2037	4,145.779	35	31.8	0.000	0.000	0.000	.000	5,151.752	158,533.051	77,539.185
12-2038	4,032.014	35	31.8	0.000	0.000	0.000	.000	4,644.610	163,177.661	78,706.394
12-2039	3,929.290	35	31.8	0.000	0.000	0.000	.000	4,192.798	167,370.459	79,664.306
12-2040	3,841.457	35	31.8	0.000	0.000	0.000	.000	3,805.706	171,176.164	80,454.727
12-2041	3,751.675	35	31.8	0.000	0.000	0.000	.000	3,416.080	174,592.244	81,099.655
12-2042	3,668.718	35	31.8	0.000	0.000	0.000	.000	3,064.576	177,656.820	81,625.672
S Tot	121,383.781			0.000	0.000	0.000	167,497.347	177,656.820	177,656.820	81,625.672
After	40,498.055			0.000	0.000	0.000	1,692.566	14,387.118	192,043.938	83,404.911
Total	161,881.828			0.000	0.000	0.000	169,189.913	192,043.938	192,043.938	83,404.911

SEC Price 12-31-2023

Year	WTI Cushing Oil $/STB	Henry Hub Gas $/MMBTU
2024	78.22	2.637
Thereafter	Flat	Flat
Cap	78.22	2.637

Percent	Cum. Disc.
10.00	83,404.911
15.00	56,793.842
20.00	38,246.652
30.00	14,569.043
35.00	6,742.198
40.00	606.674
30.00	14,569.043
40.00	606.674
50.00	-8,189.468

12 Months in first year 34.910 Year Life (11/2058)

PHD 1/3/2024 20:2:12 Summary

APPENDIX
Explanatory Comments for Summary Tables

HEADINGS

Table I
Description of Table Information
Identity of Interest Evaluated
Property Description - Location
Reserve Classification and Development Status
Effective Date of Evaluation

FORECAST

(Columns)

(1) (11) (21)	Calendar or Fiscal years/months commencing on effective date.
(2) (3) (4)	Gross Production (8/8th) for the years/months which are economical. These are expressed as thousands of barrels (Mbbl) and millions of cubic feet (MMcf) of gas at standard conditions. Total future production, cumulative production to effective date, and ultimate recovery at the effective date are shown following the annual/monthly forecasts.
(5) (6) (7)	Net Production accruable to evaluated interest is calculated by multiplying the revenue interest times the gross production. These values take into account changes in interest and gas shrinkage.
(8)	Average (volume weighted) gross liquid price per barrel before deducting production-severance taxes.
(9)	Average (volume weighted) gross gas price per Mcf before deducting production-severance taxes.
(10)	Average (volume weighted) gross NGL price per barrel before deducting production-severance taxes.
(12)	Revenue derived from oil sales -- column (5) times column (8).
(13)	Revenue derived from gas sales -- column (6) times column (9).
(14)	Revenue derived from NGL sales -- column (7) times column (10).
(15)	Revenue derived from hedge sources.
(16)	Revenue not derived from column (12) through column (15); may include electrical sales revenue and saltwater disposal revenue.
(17)	Total Revenue – sum of column (12) through column (16).
(18)	Production-Severance taxes deducted from gross oil, gas and NGL revenue.
(19)	Ad Valorem taxes.
(20)	$/BOE6 – is the total of column (22), column (25), column (26), and column (27) divided by Barrels of Oil Equivalent ("BOE"). BOE is net oil production column (5) plus net gas production column (6) converted to oil at six Mcf gas per one bbl oil plus net NGL production column (7) converted to oil at one bbl NGL per 0.65 bbls of oil.
(22)	Operating Expense are direct operating expenses to the evaluated working interest and may include combined fixed rate administrative overhead charges for operated oil and gas producers known as COPAS.
(23)	Average gross wells.
(24)	Average net wells are gross wells times working interest.
(25)	Workover Expense are non-direct operating expenses and may include maintenance, well service, compressor, tubing, and pump repair.
(26)	3rd Party COPAS are combined fixed rate administrative overhead charges for non-operated oil and gas producers.
(27)	Other Deductions may include compression-gathering expenses, transportation costs and water disposal costs.
(28)	Investment, if any, include re-completions, future drilling costs, pumping units, etc. and may include either tangible or intangible or both, and the costs for plugging and the salvage value of equipment at abandonment may be shown as negative investments at end of life.
(29) (30)	Future Net Cash Flow is column (17) less the total of column (18), column (19), column (22), column (25), column (26), column (27), and column (28). The data in column (29) are accumulated in column (30). Federal income taxes have not been considered.
(31)	Cumulative Discounted Cash Flow is calculated by discounting monthly cash flows at the specified annual rates.

MISCELLANEOUS

DCF Profile	• The cumulative cash flow discounted at six different interest rates are shown at the bottom of columns (30-31). Interest has been compounded monthly. The DCF's for the "Without Hedge" case may be shown to the left of the main DCF profile.
Life	• The economic life of the appraised property is noted in the lower right-hand corner of the table.
Footnotes	• Comments regarding the evaluation may be shown in the lower left-hand footnotes.
Price Deck	• A table of oil and gas prices, price caps and escalation rates may be shown in the lower middle footnotes.

APPENDIX

Methods Employed in the Estimation of Reserves

The four methods customarily employed in the estimation of reserves are (1) *production performance*, (2) *material balance*, (3) *volumetric* and (4) *analogy*. Most estimates, although based primarily on one method, utilize other methods depending on the nature and extent of the data available and the characteristics of the reservoirs.

Basic information includes production, pressure, geological and laboratory data. However, a large variation exists in the quality, quantity and types of information available on individual properties. Operators are generally required by regulatory authorities to file monthly production reports and may be required to measure and report periodically such data as well pressures, gas-oil ratios, well tests, etc. As a general rule, an operator has complete discretion in obtaining and/or making available geological and engineering data. The resulting lack of uniformity in data renders impossible the application of identical methods to all properties, and may result in significant differences in the accuracy and reliability of estimates.

A brief discussion of each method, its basis, data requirements, applicability and generalization as to its relative degree of accuracy follows:

Production performance. This method employs graphical analyses of production data on the premise that all factors which have controlled the performance to date will continue to control and that historical trends can be extrapolated to predict future performance. The only information required is production history. Capacity production can usually be analyzed from graphs of rates versus time or cumulative production. This procedure is referred to as "decline curve" analysis. Both capacity and restricted production can, in some cases, be analyzed from graphs of producing rate relationships of the various production components. Reserve estimates obtained by this method are generally considered to have a relatively high degree of accuracy with the degree of accuracy increasing as production history accumulates.

Material balance. This method employs the analysis of the relationship of production and pressure performance on the premise that the reservoir volume and its initial hydrocarbon content are fixed and that this initial hydrocarbon volume and recoveries therefrom can be estimated by analyzing changes in pressure with respect to production relationships. This method requires reliable pressure and temperature data, production data, fluid analyses and knowledge of the nature of the reservoir. The material balance method is applicable to all reservoirs, but the time and expense required for its use is dependent on the nature of the reservoir and its fluids. Reserves for depletion type reservoirs can be estimated from graphs of pressures corrected for compressibility versus cumulative production, requiring only data that are usually available. Estimates for other reservoir types require extensive data and involve complex calculations most suited to computer models which makes this method generally applicable only to reservoirs where there is economic justification for its use. Reserve estimates obtained by this method are generally considered to have a degree of accuracy that is directly related to the complexity of the reservoir and the quality and quantity of data available.

Volumetric. This method employs analyses of physical measurements of rock and fluid properties to calculate the volume of hydrocarbons in-place. The data required are well information sufficient to determine reservoir subsurface datum, thickness, storage volume, fluid content and location. The volumetric method is most applicable to reservoirs which are not susceptible to analysis by production performance or material balance methods. These are most commonly newly developed and/or no-pressure depleting reservoirs. The amount of hydrocarbons in-place that can be recovered is not an integral part of the volumetric calculations but is an estimate inferred by other methods and a knowledge of the nature of the reservoir. Reserve estimates obtained by this method are generally considered to have a low degree of accuracy; but the degree of accuracy can be relatively high where rock quality and subsurface control is good and the nature of the reservoir is uncomplicated.

Analogy. This method, which employs experience and judgment to estimate reserves, is based on observations of similar situations and includes consideration of theoretical performance. The analogy method is a common approach used for "resource plays," where an abundance of wells with similar production profiles facilitates the reliable estimation of future reserves with a relatively high degree of accuracy. The analogy method may also be applicable where the data are insufficient or so inconclusive that reliable reserve estimates cannot be made by other methods. Reserve estimates obtained in this manner are generally considered to have a relatively low degree of accuracy.

Much of the information used in the estimation of reserves is itself arrived at by the use of estimates. These estimates are subject to continuing change as additional information becomes available. Reserve estimates which presently appear to be correct may be found to contain substantial errors as time passes and new information is obtained about well and reservoir performance.

APPENDIX

Reserve Definitions and Classifications

The Securities and Exchange Commission, in SX Reg. 210.4-10 dated November 18, 1981, as amended on September 19, 1989 and January 1, 2010, requires adherence to the following definitions of oil and gas reserves:

"(22) **Proved oil and gas reserves**. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations— prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

"(i) The area of a reservoir considered as proved includes: (A) The area identified by drilling and limited by fluid contacts, if any, and (B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

"(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

"(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

"(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (B) The project has been approved for development by all necessary parties and entities, including governmental entities.

"(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

"(6) **Developed oil and gas reserves**. Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

"(i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

"(ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

"(31) **Undeveloped oil and gas reserves**. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

"(i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

"(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

"(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

"(18) **Probable reserves**. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

"(i) When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

"(ii) Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

"(iii) Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

"(iv) See also guidelines in paragraphs (17)(iv) and (17)(vi) of this section (below).

"(17) **Possible reserves**. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

"(i) When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

"(ii) Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

"(iii) Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

"(iv) The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

"(v) Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

"(vi) Pursuant to paragraph (22)(iii) of this section (above), where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations."

Instruction 4 of Item 2(b) of Securities and Exchange Commission Regulation S-K was revised January 1, 2010 to state that "a registrant engaged in oil and gas producing activities shall provide the information required by Subpart 1200 of Regulation S–K." This is relevant in that Instruction 2 to paragraph (a)(2) states: "The registrant is *permitted, but not required*, to disclose probable or possible reserves pursuant to paragraphs (a)(2)(iv) through (a)(2)(vii) of this Item."

"(26) **Reserves**. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

"*Note to paragraph (26)*: Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations)."